Exhibit 5

Exhibit 23(a)

    April 19, 2022

Computer Task Group, Incorporated

300 Corporate Parkway – Suite 214N

Amherst, New York   14226

Dear Sirs:

You have requested an opinion of counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Computer Task Group, Incorporated (the “Company”) to be filed on or about April 19, 2022 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) with respect to 150,000 shares (the “Shares”) of the Company’s common stock, $.01 par value, to be issued under the Computer Task Group, Incorporated First Employee Stock Purchase Plan, as amended September 16, 2021 (the “Plan”).

This letter is being furnished to you at your request and in accordance with the requirements of Form S-8 and of Item 601(b) (5) of Regulation S-K under the Act.

The opinions set forth in this letter are subject to the following qualifications:

1.In giving the opinions set forth in this letter, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement, (b) the Plan, (c) the Company’s Certificate of Incorporation, as amended, its By-laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions, agreements and instruments as I have deemed appropriate, and I have reviewed  such published sources of law as I have deemed necessary.

2.I have assumed without any inquiry or other investigation (a) the legal capacity of each natural person and (b) the genuineness of signatures, the authenticity of any document submitted to me as an original, the conformity to the original of any document submitted to me as a copy, and the authenticity of the original of any document submitted to me as a copy.

3.I do not express any opinion concerning any law other than the law of the State of New York and the federal law of the United States.

4.Any opinion set forth in this letter (a) deals only with the specific legal issue or issues that it explicitly addresses and (b) does not address any other matter (including, but not limited to, except as expressly set forth in any opinion, any matter concerning the contents of the Registration Statement).

5.This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and I disclaim any obligation to notify you of any change or any effect of any such change on the opinions set forth.

Subject to the qualifications set forth in this letter, it is my opinion that the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Peter P. Radetich

Peter P. Radetich, General Counsel and Secretary